Exhibit 99.1

FOR IMMEDIATE RELEASE

UNITED INSURANCE HOLDINGS CORP. REPORTS 2009 FIRST QUARTER FINANCIAL RESULTS

United Declares Annual Cash Dividend

Financial and Operational Highlights

•	Gross premiums written increased $7.9 million, or 27.3% over last year’s first quarter, to $37.0 million; and increased $2.3 million, or 6.6%, over the fourth quarter of 2008

•	Homeowner policies-in-force at March 31, 2009 increased 23,300, or 37% over last year’s first quarter, to 85,900; and increased by 5,400, or 6.8%, over the fourth quarter of 2008

•	First quarter 2009 net income of $3.1 million, or $0.30 per diluted share

•	Non-GAAP operating income before taxes (1) was $7.7 million in the first quarter of 2009, compared to $10.7 million in the first quarter of 2008

•	At March 31, 2009, the Company had cash and cash equivalents of $47.2 million, total assets of $233.8 million and stockholders’ equity of $46.9 million

St. Petersburg, FL – May 13, 2009 – United Insurance Holdings Corp. (OTCBB: UIHC; UIHCW; UIHCU) (“United” or the “Company”), a property and casualty insurance holding company, announced unaudited financial results for its first quarter ended March 31, 2009.

Don Cronin, United’s CEO, stated, “We continue to see healthy growth throughout our business. Comparing this year’s first quarter to last year’s first quarter, we have increased gross written premium by approximately 27% and we have grown our policyholder base by approximately 37%. We have also filed for a rate increase for our homeowner product that is currently pending with the Florida Office of Insurance Regulation, which will help support our growth as we bear the costs of providing protection for our policyholders.” Mr. Cronin also stated, “During this period of growth, we have continued to maintain our disciplined underwriting while focusing on diversifying our concentration of risk throughout the state. We are gratified by our results over the past few quarters, and will continue to focus on potential growth for United.”

Annual Cash Dividend Declared

The Company is pleased to announce that its Board of Directors has declared an annual cash dividend of $0.15 per share for 2009 to be paid at $0.05 per share per quarter during the next three quarters. The first dividend will be payable on June 15, 2009, to shareholders of record on May 31, 2009. The Board of Directors intends to maintain a similar dividend policy beyond 2009.

Nick Griffin, United’s CFO, stated, “Our success is evidenced by our profitable operations and we are excited to share this success with our stockholders by providing a dividend.” Mr. Griffin further stated, “We continue to have the ability and intent to pursue growth opportunities and acquisitions, and continue to focus on maximizing book value without taking excessive risk.”

United Insurance Holdings Corp.	Page 2
May 13, 2009

2009 First Quarter Financial Review

Gross premiums written increased 27.3% to $37.0 million for the three months ended March 31, 2009, compared to $29.1 million for the three months ended March 31, 2008. The increase is primarily due to growth in new business, improved policy retention and the assumption of 1,700 policies from Citizens Property Insurance Corporation (“Citizens”) during the quarter. The Company does not plan on assuming any additional policies from Citizens until after the 2009 hurricane season.

For the first quarter of 2009, losses and loss adjustment expenses were $7.2 million, compared to $7.1 million for the three months ended March 31, 2008. As a result of the increase in homeowner policies-in-force during the last few quarters, we increased our reserves for the risk of loss associated with this growth. Conversely, we reduced loss reserves related to Tropical Storm Fay from $3.3 million at December 31, 2008, to $2.7 million at March 31, 2009 and attributed this favorable loss development to our conservative loss reserving practices.

Net income for the first quarter of 2009 was $3.1 million, or $0.30 per diluted share, compared to net income of $8.5 million, or $0.73 per diluted share, for the quarter ended March 31, 2008. During the first quarter of 2009, United’s net realized investment losses were $2.7 million, primarily due to an other-than-temporary impairment charge on certain equity holdings of the Company totaling $1.9 million, or 1.1% of our total cash and investment holdings. United’s cash and investment holdings totaled $172.3 million at March 31, 2009, and consisted primarily of investments in U.S. Treasuries, government agencies and high-quality corporate debt. Fixed maturities and cash represented approximately 94.4% of United’s total investments at March 31, 2009.

Non-GAAP Financial Measures

The Company’s Non-GAAP operating income before taxes was $7.7 million in the first quarter of 2009, compared to $10.7 million in the first quarter of 2008. Non-GAAP operating income before taxes is income before income taxes less any realized gains plus any realized losses on securities. The $3.0 million decrease in operating income before taxes is primarily the result of a $2.9 million policy assumption bonus from Citizens in the first quarter of 2008. We did not receive any such bonus in the first quarter of 2009.

Conference Call

The Company will discuss these results in a conference call on Thursday, May 14, 2009 at 11:00 a.m. ET.

The dial-in numbers are:

(866) 861-6730 (US)

(706) 679-0882 (INTERNATIONAL)

The conference call will also be broadcast live via the “Investor Relations” section of United’s website at www.upcic.com. Once at the “Investor Relations” section, interested parties should click on “Events & Presentations”. To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. If you are unable to participate in the live call, the conference call will be archived and can be accessed for approximately 90 days.

United Insurance Holdings Corp.	Page 3
May 13, 2009

About United Insurance Holdings Corp.

Founded in 1999, United Property and Casualty Insurance Company, a subsidiary of United Insurance Holdings Corp., primarily underwrites homeowners insurance in the state of Florida. From its headquarters in St. Petersburg, United’s team of dedicated employees manages a completely integrated insurance company, including sales, underwriting, customer service and claims. The Company distributes its homeowners, dwelling fire and flood products through many agency groups and conducts business through four wholly-owned subsidiaries. Homeowners insurance constitutes the majority of United’s premiums and policies.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “or “continue” or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. The forward-looking statements in this press release include statements regarding: our ability to pay dividends in the future, our ability to obtain approval for a rate increase from the Florida Office of Insurance Regulation, our assumption of policies from Citizens, and the outlook for our business. The risks and uncertainties that could cause our actual results to differ from those expressed or implied herein include, without limitation, the success of the Company’s marketing initiatives, inflation and other changes in economic conditions (including changes in interest rates and financial markets); the impact of new regulations adopted in Florida which affect the property and casualty insurance market; the costs of reinsurance and the collectibility of reinsurance, assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; or ability to obtain regulatory approval for requested rate changes, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us, including the terms of any settlements; risks related to the nature of our business; dependence on investment income and the composition of our investment portfolio; the adequacy of our liability for loss and loss adjustment expense; insurance agents; claims experience; ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); changes in loss trends; acts of war and terrorist activities; court decisions and trends in litigation, and health care; and other matters described from time to time by us in our filings with the SEC, including, but not limited to, the Company’s Annual Report on Form 10-K/A for the years ended December 31, 2008 and 2007. In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for a major contingency. Reported results may therefore, appear to be volatile in certain accounting periods. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

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CONTACT:	-OR-	INVESTOR RELATIONS:
United Insurance Holdings Corp.		The Equity Group Inc.
Nick Griffin		Adam Prior
Chief Financial Officer		Vice President
(727) 895-7737 / ngriffin@upcic.com		(212) 836-9606 / aprior@equityny.com

United Insurance Holdings Corp.	Page 4
May 13, 2009

Condensed Consolidated Balance Sheets

In thousands, except share and par value amounts

	March 31, 2009	December 31, 2008
	Unaudited
ASSETS
Investments available for sale, at fair value:
Fixed maturities (amortized cost of $114,658 and $114,078, respectively)	$115,488	$115,332
Equity securities (cost of $11,266 and $14,229, respectively)	9,297	10,586
Other long-term investments (cost of $300)	300	300

Total investments	125,085	126,218

Cash and cash equivalents	47,241	31,689
Accrued investment income	1,460	1,392
Premiums receivable, net of allowances for credit losses of $359 and $305, respectively	10,809	10,216
Reinsurance recoverable on paid and unpaid losses	20,168	22,604
Prepaid reinsurance premiums	13,586	26,518
Deferred policy acquisition costs, net	9,731	9,075
Property and equipment at cost, net of accumulated depreciation and amortization of $274 and $254, respectively	274	294
Capitalized software, net of accumulated amortization of $109 and $53, respectively	1,232	1,232
Deferred income tax assets, net	2,415	2,744
Other assets	1,813	1,139

Total Assets	$233,814	$233,121

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$38,095	$40,098
Unearned premiums	75,041	74,384
Reinsurance payable	9,392	16,694
Advance premiums	5,472	2,152
Accounts payable and accrued expenses	14,323	12,871
Current portion of notes payable	4,915	4,621
Income taxes payable	2,549	1,366
Other liabilities	623	1,326
Long-term notes payable	36,486	36,682

Total Liabilities	186,896	190,194

Commitments and contingencies
Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding for 2009 and 2008	—	—
Common stock, $0.0001 par value; 50,000,000 shares authorized; 10,573,932 and 10,548,932 issued and outstanding for 2009 and 2008, respectively	1	1
Additional paid-in capital	75	—
Accumulated other comprehensive loss	(699)	(1,490)
Retained earnings	47,541	44,416

Total Stockholders’ Equity	46,918	42,927

Total Liabilities and Stockholders’ Equity	$233,814	$233,121

United Insurance Holdings Corp.	Page 5
May 13, 2009

Condensed Consolidated Statements of Income

(Unaudited)

In thousands, except share and per share amounts

	Three Months Ended March 31,
	2009	2008
REVENUE:
Gross premiums written	$37,031	$29,090
Gross premiums ceded	(1,901)	(1,362)

Net premiums written	35,130	27,728
Increase in net unearned premiums	(13,588)	(7,093)

Net premiums earned	21,542	20,635
Net investment income	1,395	1,633
Net realized investment losses	(2,686)	(157)
Commission and fees	766	647
Policy assumption bonus	—	2,912
Other revenue	967	780

Total revenue	21,984	26,450

EXPENSES:
Losses and loss adjustment expenses	7,201	7,131
Policy acquisition costs	4,928	4,222
Operating and underwriting expenses	1,803	1,538
Salaries and wages	1,284	808
General and administrative expenses	1,013	1,337
Interest expense	754	865

Total expenses	16,983	15,901

Income before income taxes	5,001	10,549
Provision for income taxes	1,876	2,016

Net income	$3,125	$8,533

Weighted average shares outstanding
Basic	10,550,876	10,548,932

Diluted	10,550,876	11,717,303

Earnings per share
Basic	$0.30	$0.81

Diluted	$0.30	$0.73

PRO FORMA COMPUTATION OF INCOME TAXES FOR HISTORICAL PERIOD PRIOR TO THE MERGER:

Historical income before income taxes	$10,549
Pro forma provision for income taxes	4,069

Pro forma net income	$6,480

Pro forma earnings per share
Basic	$0.61

Diluted	$0.55

United Insurance Holdings Corp.	Page 6
May 13, 2009

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

In thousands

	Three Months Ended March 31,
	2009	2008
Income before income taxes	$5,001	$10,549
Adjustment:
Net realized investment losses	2,686	157

Non-GAAP operating income before taxes (1)	$7,687	$10,706

(1)	Non-GAAP operating income before taxes is used as an important financial measure by management, analysts and investors, because the realization of investment gains and losses in any given period is largely discretionary as to timing and could distort the analysis of trends. Non-GAAP operating income is defined as a non-GAAP financial measure by the Securities and Exchange Commission. This supplemental financial measure is not required by GAAP, nor is the presentation of this financial information intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. Management recognizes that non-GAAP financial measures have limitations in that they do not reflect all of the items associated with United’s earnings results as determined in accordance with GAAP. United’s management believes that it is important to provide investors with these same tools, together with a reconciliation to GAAP, for evaluating the performance of United’s business, as it may provide additional insight into United’s financial results. A reconciliation of non-GAAP operating income before taxes to GAAP income before income taxes is provided in the table above.